Exhibit 10.5
THIRD AMENDMENT TO LEASE
This Third Amendment to Lease (this “Amendment”) dated as of the 25th day of June, 2014 between SaMo Clock Tower, LLC, having an office c/o Sorgente Group of America, 805 Third Avenue, New York, New York 10022 (“Landlord”) and Truecar, Inc., a Delaware corporation, having an office at 225 Santa Monica Boulevard, Santa Monica, California 9040l (“Tenant”).
WITNESSETH:
WHEREAS, by Lease dated as of May 10, 2010 and amended by Amendment to Lease Re Additional Space and Tenn Extension dated November 20, 2010 and Second Amendment to Lease dated September 19, 2013 (collectively, the “Lease”), Landlord did demise and let to Tenant, and Tenant did hire and take from Landlord. 4,389 RSF on the twelfth floor (the “Premises”), all as more particularly described in the Lease, in the building known as 225 Santa Monica Boulevard, Santa Monica, California (the “Building”); and
WHEREAS, Landlord and Tenant have agreed to extend the term of the Lease and to otherwise modify the Lease as provided herein.
NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, the Lease is hereby modified and amended as set out below:
l.    Definitions. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Amendment.
2.Term.    The Lease Term is hereby acknowledged to be extended from January l, 2015 through and including December 31, 2024 (“Extension Term”).
3.Rent. The Base Rent for the Premises shall be:
January 1, 2015 through December 31, 2015 - $28,528.50 per month January l, 2016 through December 31, 2016 - $29,384.36 per month January 1, 2017 through December 31, 2017 - $30,265.89 per month January l, 2018 through December 31, 2018- $31,173.86 per month January 1, 2019 through December 31, 2019 - $32,109.08 per month January l, 2020 through December 31, 2020 - $33,072.35 per month January 1, 2021 through December 31, 2021 - $34,064.52 per month
January 1, 2022 through December 31, 2022 - $35,086.46 per month

January 1, 2023 through December 31, 2023 - $36,139.05 per month January 1, 2024 through December 31, 2024 - $37,223.22 per month
4.Base Rent Abatement. Provided Tenant is not in material monetary default under the Lease beyond any applicable notice and cure period, Base Rent shall be abated for the following months of the Extension Term: January 2015, January 2016, January 2017, January 2018, January 2019, January 2020, January 2021, and January 2022. Additionally, half of the Base Rent shall be abated for the month of March 2015.
5.Tenant's Improvement of the New Premises. Landlord shall provide Tenant with a tenant improvement allowance up to One Hundred Thirty One Thousand Six Hundred and Seventy Dollars ($131,670.00) (the “Allowance”) to be utilized for the design and construction (including obtaining permits) of tenant’s improvements in the Premises in accordance with plans and specifications approved in writing by Landlord, in its reasonable discretion, prior to the commencement of construction (“Premises Improvement”). Attached hereto as Exhibit A is a preliminary plan for the Premises Improvement. Landlord hereby approves Tenant's construction of (i) a private bathroom with shower and (ii) a hood vent, in each case as shown on the attached preliminary plan; provided, however, that such approval is subject to and conditioned upon Tenant’s compliance with all applicable provisions of the Lease, including, without limitation, Landlord’s approval of detailed plans and specifications for such work and Tenant’s compliance with applicable rules, regulations and requirements of governmental authorities. In addition, Landlord agrees that Tenant shall have the right to penetrate the roof for venting; provided that Tenant must remove the penetration and repair the affected area of the roof to the condition received as of the Commencement Date upon the expiration or earlier termination of the Lease. All work being performed shall be subject to the terms of the Lease. Tenant shall bear the cost of the Premises Improvement in excess of the aforementioned. In addition, Tenant shall pay to Landlord upon demand (i) for the reasonable cost of Landlord’s third-party engineers and/or architects for reviewing Tenant's plans and (ii) a fee for the supervision of the Premises Improvement equal to: (a) four (4%) percent of the total cost of Premises Improvement for projects with a total cost of $350,000 or less, (b) three (3%) percent of the total cost of Premises Improvement for projects with a total cost of more than $350,000 but less than $500,000, or (c) two (2%) percent of the total cost of Premises Improvement for projects of $500,000 or more, which amounts shall be deducted from the Allowance (“Landlord’s Supervision Costs”). Provided Tenant is not in default beyond any applicable notice and cure periods under this Lease, Landlord shall make progress payments to Tenant no more frequently than on a monthly basis for the work performed to date during the previous month, as described in a written detailed requisition to be delivered by Tenant to Landlord (each a “Requisition”), less the Retainage (as hereinafter defined) and Landlord’s Supervision Cost, which progress payments shall be made upon completion of the work described in the contractor's invoice for the work shown on Tenant’s plans and specifications previously approved by Landlord. Landlord shall make such progress payments within thirty (30) days after receipt of a complete Requisition therefor (but not more frequently than one time per month), which Requisition shall set forth the names of each contractor, subcontractor or materialman to whom payment is due and the amount due to each of them, and shall include (i) a written certification from Tenant's Architect (the

“Architect's Certification”) evidencing the portion of the Premises Improvement described in such Requisition has been substantially completed in all material respects in accordance with the plans and specifications previously approved by the Landlord, (ii) copies of any invoices evidencing the work performed which are subject of such Requisition, (iii) copies of waivers of lien from all contractors, subcontractors and materialmen covering all work and materials which were the subject of all previous Requisitions, and (iv) copies of paid invoices covering all work and materials which were the subject of all previous Requisitions and payments by Landlord. Landlord hereby agrees to disburse the Retainage to Tenant upon receipt of (i) evidence of completion of construction of the Premises Improvement and the completion of all required inspections and issuance of any required approvals and signoffs of public authorities with respect thereto including a temporary certificate of occupancy (if required) and (ii) all final lien waivers from all contractors, subcontractors, and materialmen who performed work and/or delivered materials to the Premises in connection with the Premises Improvement As used herein, the term “Retainage” shall mean ten percent (10%) of any requested Requisition. Notwithstanding anything to the contrary contained herein or in the Lease, Landlord shall not withhold any Retainage from a Requisition if Tenant's contract with its general contractor provides for ten percent (10%) retention and such retention is already withheld in each invoice from the general contractor for which a Requisition is made.
Notwithstanding anything to the contrary contained herein or in the Lease, Tenant shall have no responsibility for, and Landlord shall promptly reimburse Tenant for, the following: (a) costs incurred due to the presence of hazardous materials in the Premises or in the Building, unless such hazardous materials are used or introduced by Tenant; (b) costs to bring the Premises or the Building into compliance with Applicable Laws, including without limitation, the Americans with Disabilities Act and environmental laws; and (c) management, supervision, administrative, overhead or other costs, expenses and fees incurred by Landlord in connection with its review and oversight of the Premises Improvement, except for the Landlord Supervision Costs.
6.Janitorial Services. Tenant shall be responsible for janitorial services in connection with the Premises. Landlord, at Tenant's option, shall contract with the Building’s janitorial company to perform such service and bill Tenant directly for such costs as Additional Rent.
7.Signage. Subject to governmental codes and restrictions, Tenant at its sole cost and expense shall be entitled to install a sign with Tenant's name and/or logo on the wall in between the elevators (no bigger than 12” x 18”) or the wall directly across from the elevators in the Building lobby (no bigger than 15” x 24”). The material, coloring, and lettering shall be subject to the Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed so long as the proposed sign is harmonious with the design of the Building. Tenant shall be responsible for maintaining such sign and, on or before the expiration of the Lease at Tenant’s own expense, shall remove the sign and repair any portion of the Building affected by the installation or removal of the sign to the condition such part of the Building was in at the time the sign was installed.

8.Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Third Amendment, except for Cushman & Wakefield and rsf LA, Inc. Landlord and Tenant shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for any commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
9.Provisions Control. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall supersede and control.
10.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute counterparts of this Amendment and exchange such counterparts via e-mail or telefax, and such counterparts shall serve as originals.
11.No Oral Modification. This Amendment may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
12.Successors and Assigns. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date set forth above.

LANDLORD:

SAMO CLOCKTOWER, LLC By: Michelangelo Real Estate Corporation
By: /s/ Veronica Mainetti
Name: Veronica Mainetti Title: Vice President

TENANT:

TRUECAR, INC., a Delaware corporation
/s/ James T. Nguyen
Name: James T. Nguyen Title: EVP, Corporate Development & Secretary

EXIHBIT A

Preliminary Plan

[Attached]